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[MONY LOGO]        THE MONY GROUP INC.       NEWS RELEASE
                   1740 Broadway             MEDIA CONTACTS:
                   New York, NY 10019        Doug Myers, 212-708-2472,
                   212 708 2472              dmyers@mony.com
                   212 708 2399 Fax          Christopher Breslin, 212-708-2435,
                                             cbreslin@mony.com
                                             INVESTOR CONTACT:
                                             Jay Davis, 212-708-2917,
                                             jdavis@mony.com


      THE MONY GROUP INC. REPORTS THIRD-QUARTER 2000 OPERATING EPS OF $1.13

NEW YORK (November 8, 2000) -- The MONY Group Inc. (NYSE: MNY) today reported operating income for the quarter ended September 30, 2000 of $54.0 million or $1.13 per share. For the quarter ended September 30, 1999, operating income was $53.1 million or $1.11 per share before the non-recurring restructuring charge of $38.3 million or $0.80 per share after tax. The after tax charge was for the company's voluntary retirement and realignment program.

Net income was $66.2 million or $1.39 per share for the quarter ended September 30, 2000, and included net realized gains from investments of $13.2 million after tax or $0.28 per share and included an extraordinary charge of $1.0 million or $0.02 per share. The extraordinary expense reflects the premium paid to repurchase $6.5 million of surplus notes during the quarter as part of the company's debt refinancing announced earlier this year. Comparably, net income for the quarter ended September 30, 1999 was $27.6 million or $0.58 per share after the non-recurring restructuring charge for the previously mentioned voluntary retirement and realignment program. This included $14.7 million or $0.31 per share of net realized gains on investments after tax, and an extraordinary charge of $1.9 million or $0.04 per share for the expense of the commission-free sale and purchase program offered to odd-lot shareholders.

"We are on track to meet our financial goals for 2000," said Michael I. Roth, chairman and chief executive officer. "We continue to add significant shareholder value by harvesting venture capital gains from our investment portfolio. In addition, sales from our complementary distribution network have already met or surpassed our 2000 plan for corporate-owned life insurance, specialty-risk insurance and third-party mutual fund sales. Our challenge remains growing our career agency system. Our continued effort to revitalize our network through organizational and compensatory changes is about complete, the results of which should be realized in 2001."


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
"During the quarter, we achieved another milestone in our commitment to increase shareholder value through our definitive agreement to acquire The Advest Group, Inc." Mr. Roth continued. "Once the transaction is complete, Advest will create immediate value for MONY shareholders. As our two organizations prepare for the close of the transaction, it is becoming increasingly more evident that Advest will make a strong contribution to The MONY Group, specifically with regard to enhanced distribution channels, broadened product offering to our customers and scale in terms of technology and marketing."

Operating income for the nine months ended September 30, 2000 was $229.2 million or $4.81 per share, compared to $114.6 million or $2.40 per share for the nine months ended September 30, 1999 before the previously mentioned non-recurring restructuring charge. Net income for the first nine months of 2000 was $215.5 million or $4.53 per share and includes $24.0 million or $0.50 per share in net realized gains after tax and a $37.7 million or $0.79 per share charge after tax to repurchase $238 million of surplus notes as part of the company's debt refinancing announced earlier this year. Comparably, net income for the first nine months of 1999 was $135.0 million or $2.83 per share after the non-recurring restructuring charge for the above mentioned voluntary retirement and realignment program. Net income for the first nine months of 1999 includes $60.6 million or $1.26 per share of net realized gains on investments after tax and the $1.9 million or $0.04 per share extraordinary charge for the commission-free sale and purchase program for odd-lot shareholders.

An earnings summary is as follows:

                                                             THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                                SEPTEMBER 30,                              SEPTEMBER 30,
                                                             2000            1999                      2000            1999
($ in millions except per share and share data
   amounts)
Operating Income Excluding Early
  Retirement and Realignment Charge                  $       54.0           $        53.1       $        229.2      $        114.6
Operating Income                                     $       54.0           $        14.8       $        229.2      $         76.3
Net Income                                           $       66.2           $        27.6       $        215.5      $        135.0

PER SHARE AMOUNTS (1):
Diluted Operating Income Excluding
  Early Retirement and Realignment
  Charge                                             $        1.13          $         1.11      $         4.81      $         2.40
Diluted Operating Income                             $        1.13          $         0.31      $         4.81      $         1.60
Diluted Net Income                                   $        1.39          $         0.58      $         4.53      $         2.83

SHARE DATA:
Weighted-average Shares Outstanding                      46,147,359             47,238,166          46,572,467          47,238,166
Plus:  Incremental Shares from Assumed
  Conversion of Dilutive Securities                       1,517,693                750,738           1,046,639             547,797
                                                     --------------         --------------      --------------      --------------
Weighted-average Shares Used in Diluted Per-
  Share Calculations                                     47,665,052             47,988,904          47,619,106          47,785,963
                                                     ==============         ==============      ==============      ==============


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
THIRD-QUARTER HIGHLIGHTS INCLUDE:

- On August 24, 2000, The MONY Group signed a definitive agreement to acquire The Advest Group, Inc. Since the announcement, the acquisition has received both Hart-Scott-Rodino and NASD clearance. In addition, executives from both companies are addressing critical business issues such as revenue generating opportunities and business process alignment. A special meeting for Advest shareholders is being held on November 20, 2000 to vote on the transaction. The transaction will be closed once it is approved by the Advest shareholders, the Office of Thrift Supervision and the Connecticut Department of Banking. A.M. Best, Fitch, Moody's and Standard & Poor's affirmed their ratings of The MONY Group following the announcement of the company's intent to acquire The Advest Group.

- While accounting for less than 3% of the company's investment portfolio, MONY's equity partnerships generated $46 million of pre-tax operating income ($30 million or $0.62 per share after tax) during the quarter. Year-to-date, the company generated $242 million of pre-tax operating income ($157 million or $3.30 per share after tax). The company's 2000 plan includes a total of $40 million of pre-tax operating earnings from the equity partnership investments. Presently, the company has approximately $60 million of potential pretax earnings related to its equity partnership investments that may be realized in the future but are subject to market fluctuations.

- Book value (excluding comprehensive income) increased to $42.47 per share, a 9.5% increase from $38.79 per share at December 31, 1999.

- The MONY Group was added to the S&P MidCap 400 index and moved to the Russell 1000 index from the Russell 2000 index.

-    Enterprise Capital Management, Inc. formed an alliance with
     Nicholas-Applegate under which Nicholas-Applegate will subadvise seven new retail mutual funds. Separately, The Enterprise Group of Funds, Inc. launched its first socially conscious investment vehicle, the Enterprise Global Socially Responsive Fund.

BUSINESS SEGMENTS

Protection Segment

Through its protection segment, The MONY Group sells a wide range of life insurance products (including whole life, term life, universal life, variable universal life, last survivor life, and group universal life) to small business owners and higher-income individuals, particularly family builders and pre-retirees.


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
Total new annualized and single life insurance premiums for the third quarter of 2000 were $95.8 million, compared with $30.6 million in the prior-year period. Premiums for the nine months ended September 30, 2000 were $205.3 million, compared with $122.7 million in the prior-year period.

New life insurance premiums from complementary distribution increased to $76.3 million in the third quarter of 2000 from $8.9 million in the third quarter of 1999. Year-to-date premiums were $142.6 million compared with $51.4 million for the comparable period last year. The results for this quarter put The MONY Group ahead of its fiscal 2000 goal.

Sales of corporate-owned life insurance (COLI) were $66 million in the third quarter of 2000, compared to $1.2 million during the third quarter of 1999. Year-to-date sales were $110 million, compared with $33.9 million the previous year. Corporate sales involve large premiums that typically fluctuate over the course of the year. Improved ratings and aggressive marketing efforts drove COLI sales. Recurring premiums were $9.1 million for the quarter and $30.5 million year-to-date, compared with $1.2 million and $5.2 million respectively for the same period last year.

U.S. Financial Life Insurance Co. (USFL) increased its net premiums to $10.2 million through its brokerage general agency distribution channel for the quarter ended September 30, 2000 compared to $7.7 million in the prior-year period. Year-to-date sales were $30.3 million, compared to $17.5 million during the same period last year. USFL continues to experience strong sales on level term and universal products.

New life insurance premiums from the career agency system were $19.5 million in the third quarter of 2000 compared to $21.7 million (first-year and single premiums) in the third quarter of 1999. U.S. career sales were level with the previous year. International sales declined slightly as expected. Year-to-date premiums from the career agency system were $62.7 million, compared with $71.3 million during the comparable period. The variance in year-to-date sales is due to an unusually large life insurance sale that was sold in the first half of 1999.

As a result of ongoing recruiting efforts, the number of agents increased to 2,364 as of September 30, 2000, compared with 2,250 as of September 30, 1999.

Accumulation Segment

Through its accumulation segment, The MONY Group provides variable annuities and proprietary retail mutual funds through its sales force and third-party broker-dealers.


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
Accumulation assets under management were $10.4 billion at September 30, 2000 compared with $10.6 billion at June 30, 2000, $10.5 billion as of December 31, 1999 and $9.3 billion at September 30, 1999. New accumulation assets raised were $523 million for the third quarter of 2000 and $2 billion for the first nine months of 2000.

Sales of mutual funds offered by the Enterprise Group of Funds increased 3% to $433 million in the third quarter of 2000 from $422 million in the third quarter of 1999. Enterprise mutual fund sales through third-party broker-dealers were $305 million in the quarter, up 16% from $263 million in the prior year period, due to the opening of new wholesale distribution channels as well as an increase in production at existing channels. Enterprise mutual fund sales through The MONY Group career agency system were $128 million in the quarter, down from $159 million in the prior year. For the nine months ended September 30, 2000, sales increased to $509 million compared to $479 million during the prior year period.

Annuity sales were $90 million in the third quarter, compared with $100 million in the third quarter of 1999. For the nine months ended September 30, 2000, annuity sales were $322 million compared with $317 million for the prior year-period. While the annuity market remains highly competitive and driven by a controversial bonus program that MONY chooses not to offer, MONY's exchange program continues to be well received. The exchange program is a commission-free program that enables customers to exchange their old variable policy for a new policy series. During the quarter, customers exchanged approximately $230 million of assets from in-force to new policies. To date, approximately 50 percent of the company's variable annuity assets reside in the new policies.

Business Focus

"Our diverse distribution channels serve us well," said Mr. Roth. "Moving forward, we expect our complementary businesses to continue their strong performance. The initiatives to enhance our field force are virtually complete. We look forward to a return to growth for our career sales force in 2001 from an acceptable performance this year. Lastly, we believe the Advest acquisition offers exceptional opportunities to grow MONY's presence and capabilities. Based on the work of our planning team thus far, it is clear that the acquisition will provide value to our shareholders and customers."

Forward and Cautionary Statements

Statements in this release may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.


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
ABOUT THE MONY GROUP INC.

The MONY Group Inc. (NYSE: MNY) is the holding company for the member companies of The MONY Group, which provide financial protection and asset accumulation products and services. Member companies include MONY Life Insurance Company, founded in 1842 as The Mutual Life Insurance Company of New York; MONY Life Insurance Company of America; U.S. Financial Life Insurance Company; Enterprise Capital Management, Inc.; MONY Securities Corporation; and Trusted Securities Advisors Corp.

                       SUPPLEMENTAL FINANCIAL INFORMATION

MONY's conversion to a stock life insurance company and the establishment of the Closed Block for the protection of Eligible Policyholders have significantly affected the presentation of The MONY Group Inc.'s consolidated financial statements. The most significant effects are as follows:

(i) The results of the policies included in the Closed Block are reflected as a single line item in the Company's statements of income, entitled "Contribution from the Closed Block," whereas, prior to the establishment of the Closed Block the separate components comprising the results of such business were reported in various line items in the Company's income statement, including premiums, net investment income, net realized gains, benefits, amortization of deferred policy acquisition costs, etc.

(ii) The assets and liabilities allocated to the Closed Block are reported separately in the Company's balance sheet under the captions "Closed Block assets" and "Closed Block liabilities," respectively.

To assist interested parties in analyzing the Company's consolidated financial results attached is the following supplemental information:

EXHIBIT I presents a consolidated income statement of The MONY Group for the three and nine months ended September 30, 2000 and 1999 (the "Consolidated Combined Basis Income Statement") which presents the individual components of the Closed Block activity for such periods with such activity outside the Closed Block.

EXHIBIT II presents certain summary consolidated balance sheet data.

EXHIBIT III presents information regarding new business generated by the Company for the three and nine months ended September 30, 2000 and 1999.



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Exhibit 1

THE MONY GROUP INC. AND SUBSIDIARIES
CONSOLIDATED "COMBINED BASIS" INCOME STATEMENTS

REVENUES:
($ IN MILLIONS EXCEPT SHARE DATA AND PER SHARE AMOUNTS)            THREE-MONTHS ENDED                  NINE-MONTHS ENDED
                                                                      SEPTEMBER 30,                      SEPTEMBER 30,
                                                                  2000               1999              2000           1999
                                                               ----------         ----------        ----------     ----------
REVENUES:
Premiums                                                       $   162.5          $   165.0         $   504.0      $   513.6
Universal life and investment-type
    product policy fees                                             51.2               47.8             157.0          145.7
Net investment income                                              231.6              219.3             812.9          603.5
Net realized gains on investments (a)                               22.9               24.4              32.6          100.7
Group Pension Profits                                               10.8               21.5              29.0           47.8
Other income                                                        52.3               47.6             174.0          140.0
                                                              ----------         ----------        ----------     ----------
                                                                   531.3              525.6           1,709.5        1,551.3
BENEFITS AND EXPENSES:
Benefits to policyholders                                          194.0              180.4             577.1          567.8
Interest credited to policyholders'
   account balances                                                 28.9               28.5              83.1           87.2
Amortization of deferred policy acquisition costs                   30.7               41.3             105.4          108.6
Dividends to policyholders                                          61.0               64.1             170.9          181.2
Other operating costs and expenses                                 116.4              166.3             389.0          398.5
                                                              ----------         ----------        ----------     ----------
                                                                   431.0              480.6           1,325.5        1,343.3
                                                              ----------         ----------        ----------     ----------
Income before income taxes and extraordinary item                  100.3               45.0             384.0          208.0
Income tax expense                                                  33.1               15.5             130.8           71.1
                                                              ----------         ----------        ----------     ----------
Income before extraordinary item                                    67.2               29.5             253.2          136.9
Extraordinary item, net                                             (1.0)              (1.9)            (37.7)          (1.9)
                                                              ----------         ----------        ----------     ----------
Net income                                                     $    66.2          $    27.6         $   215.5      $   135.0
                                                              ==========         ==========        ==========     ==========
OPERATING INCOME:
Net income                                                     $    66.2          $    27.6         $   215.5      $   135.0
Less:
   Net realized gains on investments (after tax)                   (13.2)             (14.7)            (24.0)         (60.6)
Plus:
   Extraordinary items                                               1.0                1.9              37.7            1.9
                                                              ----------         ----------        ----------     ----------
Operating Income                                                    54.0               14.8             229.2           76.3
Early retirement and realignment charge                                -               38.3                 -           38.3
                                                              ----------         ----------        ----------     ----------
Operating income excluding early
   retirement and realignment charge                           $    54.0          $    53.1         $   229.2      $   114.6
                                                              ==========         ==========        ==========     ==========
PER SHARE AMOUNTS:
Diluted Operating Income excluding early retirement
   and realignment charge                                      $    1.13          $    1.11         $    4.81      $    2.40
Diluted Operating Income                                       $    1.13          $    0.31         $    4.81      $    1.60
Diluted Net Income Before Extraordinary Item                   $    1.41          $    0.61         $    5.32      $    2.86
Diluted Net Income                                             $    1.39          $    0.58         $    4.53      $    2.83


SHARE DATA:
Weighted Average Shares Outstanding                           46,147,359         47,238,166        46,572,467     47,238,166
Plus: Incremental Shares From Assumed
     Conversion of Dilutive Securities                         1,517,693            750,738         1,046,639        547,797
                                                              ----------         ----------        ----------     ----------
Weighted-Average Shares used in Diluted  Per-
   Share Calculation                                          47,665,052         47,988,904        47,619,106     47,785,963
                                                              ==========         ==========        ==========     ==========



(a) Includes realized gains or losses of the closed block, which are offset in dividends to policyholders.






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EXHIBIT II

                         CONSOLIDATED BALANCE SHEET DATA

                                                                    AS OF
                                                                 SEPTEMBER 30,
                                                                     2000
                                                                 -----------
CONSOLIDATED BALANCE SHEET DATA
($ in millions except per share data):
Invested assets (including cash and cash equivalents)            $   5,561.6
Assets transferred in the Group Pension Transaction                  4,980.8
Closed Block assets                                                  6,218.2
Separate account assets                                              6,103.0
Deferred policy acquisition costs                                      636.4
Other assets                                                         1,092.3
                                                                 -----------
   Total assets                                                  $  24,592.3
                                                                 ===========




Policyholders' liabilities                                       $   2,998.4
Liabilities transferred in the Group Pension Transaction             4,968.7
Closed block liabilities                                             7,310.3
Separate account liabilities                                         6,100.6
Short-term debt                                                         52.8
Long-term debt - Surplus Notes                                           2.0
Long-term debt - other                                                 296.7
Other liabilities                                                      845.8
                                                                 -----------
   Total liabilities                                             $  22,575.3

Equity                                                           $   2,037.5
Accumulated comprehensive income                                       (20.5)
                                                                 -----------
   Total shareholders' equity                                    $   2,017.0

   Total liabilities and shareholders' equity                    $  24,592.3
                                                                 ===========


Diluted book value per share                                     $      42.04
Diluted book value per share (Ex. Accumulated
    Comprehensive Income)                                        $      42.47



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EXHIBIT III
NEW BUSINESS INFORMATION

The following chart presents protection and accumulation sales in The MONY Group's business segments:

                                                           THREE-MONTHS ENDED          NINE-MONTHS ENDED
                                                             SEPTEMBER 30,               SEPTEMBER 30,
                                                           2000          1999          2000          1999
                                                           ----          ----          ----          ----
NEW BUSINESS ($ IN MILLIONS):
Protection Products
Career Distribution                                     $ 19.5         $ 21.7         $ 62.7         $ 71.3

Complementary Distribution*                               76.3            8.9          142.6           51.4
                                                        ---------------------         ---------------------
   Total New Annualized Life Insurance Premiums         $ 95.8         $ 30.6         $205.3         $122.7
                                                        =====================         =====================
Accumulation Products
Variable Annuity - Career Distribution                  $   90         $  100         $  322         $  317
Mutual Funds - Career Distribution                         128            159            509            479
Mutual Funds - Complementary Distribution                  305            263          1,168            808
                                                        ---------------------         ---------------------
   Total Accumulation Sales                             $  523         $  522         $1,999         $1,604
                                                        =====================         =====================

* primarily USFL and corporate life insurance





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